Itron Issues Update on Patent Infringement Litigation
             Court Issues Order On Two Outstanding Issues


    SPOKANE, Wash.--(BUSINESS WIRE)--June 17, 2003--Itron, Inc. (Nasdaq:ITRI) today reported that the United States District Court, District of Minnesota, has issued an Order addressing two outstanding issues in the Benghiat patent litigation.
    In December 2002, a jury in Minneapolis returned a verdict against Itron and found that Itron's manual entry handheld meter reading devices infringed a patent owned by Ralph Benghiat, an individual. The jury awarded Benghiat damages of $7.4 million and determined that Itron's infringement was willful. Itron recorded a $7.4 million pre-tax charge for the amount of the jury's award in 2002.
    The Court subsequently requested briefs from both parties addressing (1) whether and to what extent the Court should award increased damages for the finding of willful infringement and (2) the parties' motions for judgment on the issue of laches. During the trial, Itron filed a motion under the doctrine of laches, claiming that Mr. Benghiat waited too long before accusing Itron of infringing his patent and therefore the period for damages should not start until April 1999, the date Mr. Benghiat first claimed that Itron's products infringed.
    Under the Court's Order dated June 16, 2003, the Court found insufficient evidence to warrant enhanced damages in excess of the jury's award and denied Benghiat's demand for enhanced damages. The Court also denied Itron's motion to shorten the period of damages under the laches doctrine.
    The Court Order also specifies that other post-trial motions must be filed within ten days, and responses to post-trial motions must be filed within ten days after that. Final judgment in this matter will be entered after the Court's ruling on post-trial motions.
    Itron continues to believe that its products do not infringe the Benghiat patent and may file additional post trial motions, as well as appeal any final judgment by the Court. Appeals of the Court's final judgment must be made within 30 days of the judgment to the Federal Circuit Court of Appeals in Washington D.C. Payment of the final judgment award, after the posting of an appropriate bond, would not be due until any appeals have run their course, which we estimate would take approximately 18 to 24 months.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. More than 2,800 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management.

    Caution concerning forward-looking statements:

    This release contains forward-looking statements concerning Itron that may affect our financial performance. These statements reflect the Company's current plans and expectations and are based on information currently available to it. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause the Company's actual results to vary materially from those anticipated. Risks and uncertainties include the inability to predict the outcome of appeals or any negotiation efforts associated with the Benghiat litigation and estimating costs associated with litigation defense, and other factors which are more fully described in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and Forms 10-Q for 2003 on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    CONTACT: Itron, Inc., Spokane
             Mima Scarpelli, 509/891-3565
             mima.scarpelli@itron.com